UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

MAINSTAY CBRE GLOBAL INFRASTRUCTURE MEGATRENDS TERM FUND

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	4)	Date Filed: N/A

Just a quick reminder that proxy materials and letters from NYLI have been distributed to shareholders to encourage them to cast their vote “FOR” the Class II Trustee nominees recommended by the Fund’s Board by signing the WHITE proxy card. Importantly, we encourage shareholders NOT to send back the gold proxy card received from Saba.

Shareholders may also receive phone calls from EQ Fund Solutions (“EQ”), the Fund’s proxy solicitor, to make shareholders aware of the proxy and to vote FOR the election of the Fund’s Class II Trustee nominees using the WHITE proxy card.

To reiterate, we do not believe the proposed change to the Fund’s trustees is warranted, and the Board maintains confidence in its ability and the investment managers ability to deliver attractive total returns and income over the life of the Fund. Reasons include:

•

MEGI was launched into a challenging market environment for high-yielding infrastructure assets. Despite market headwinds, MEGI has maintained an attractive level of distribution relative to its peer group.

•	Fund performance over its short operating history is not representative of the long-term potential of the Fund’s unique investment strategy.

•

The Board and Fund management are committed to continued thoughtful actions designed to enhance long-term shareholder value and improving the relationship between the Fund’s Net Asset Value (NAV) and its market price.

•

Progressive fund structure: MEGI’s limited-term structure is designed to benefit long-term shareowners, by providing shareholders liquidity at the end of the term at NAV and therefore eliminating the market price discount (if any).

•	Competitive total expenses: The Fund’s total operating expenses and management fees are competitive with peers.

•	Robust secondary market support: Dedicated investor relations team actively engaging with shareholders and industry analysts through ongoing outreach and quarterly shareholder calls.

•	Discount narrowing initiatives:

•	Approved an 15% increase to the Fund’s monthly distribution.

•	Renamed the Fund with the goal of highlighting limited-term structure designed to benefit long-term shareholders.

Please let me know if you have any questions.

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INTERNAL USE ONLY.